Exhibit 4.23

English Translation for Reference

FORM OF LETTER OF UNDERTAKING

I, _________, with the Chinese ID card No.: ____________________, was entrusted by Fanhua Inc. (the “Trustor”) to serve as a director of Fanhua Employee Holdings Limited (the “Company”) and as a nominee shareholder of the Company.

I hereby confirm and promise that I will follow, without any condition, the instructions of the Trustor to manage all activities of the Company, including but not limited to the signing of documents, transfer of the Company’s shares and change of director(s).

Signatory:___________

Date:__________